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Pricing Supplement No. 2 Dated July 29, 1998
(To Prospectus Supplement Dated July 27, 1998   Filed Pursuant to Rule 424(b)(2)
 and Prospectus Dated July 20, 1998)            File No. 333-52725 and 333-35815

                            CASE CREDIT CORPORATION
                   Medium-Term Notes, Series B - Fixed Rate

Agent (Principal Amount):   J.P. Morgan Securities Inc. ($62,500,000)
                            Chase Securities Inc. ($31,250,000)
                            BancAmerica Robertson Stephens ($10,416,667)
                            Citicorp Securities, Inc. ($10,416,667)
                            NationsBanc Montgomery Securities LLC ($10,416,666)
Aggregate Principal Amount: $125,000,000
Agent's Discount
 or Commission:               0.35% of Principal Amount
Net Proceeds to Company:      $124,562,500
Original Issue Date:          August 3, 1998
Original Issue Price:         100% of Principal Amount
Interest Rate:                6.12%
Stated Maturity:              August 1, 2001
Cusip Number:                 146908AE8


Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date): January 15 and
                                                               July 15

Interest Payment Date(s) (if other than April 1 and
October 1 of each year):                                 February 1 and August 1

Redemption:

     /X/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.

                 Redemption Commencement Date:________________

                 Redemption Price:_______% of Principal Amount

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.

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Repayment:

     /X/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s):____________________ Holder's Optional Repayment Price:_________% of Principal Amount

Original Issue Discount: / / Yes     /X/ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact

Amortization:

     /X/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

                    Amortization Formula:            _________________

                    Amortization Payment Date(s):    _________________

Form of Notes:

     /X/  Book-Entry
     / /  Certificated

Agent's Capacity:

     / /  Agent
     /X/  Principal

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     If as Principal:

          / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

          /X/ The Agent proposes to offer the Notes at a fixed initial public offering price of 100% of Principal Amount.


     If as Agent:

               The Notes are being offered at a fixed initial public offering price of ___% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."

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